Exhibit 10.103

Digital Lightwave, Inc.
15550 Lightwave Drive
Clearwater, FL 33760
(727) 442-6677

December 30, 2003

VIA FACSIMILE, FEDERAL EXPRESS AND CERTIFIED MAIL (RETURN RECEIPT REQUESTED)

TO:  Wachovia Bank, National Association
   25 Water Street, 3 rd Floor
   Jacksonville, FL 32202
   Attention: Stephanie Moore FL 0122

This memorandum is issued pursuant to that certain Escrow Agreement, dated as of November 5, 2002, by and among Digital Lightwave, Inc., as "Buyer" Tektronix, Inc., as "Seller" and you, as "Escrow Agent." Capitalized terms herein shall have the meaning ascribed to them in the Escrow Agreement.

Pursuant to paragraph 3 (d) of the Escrow Agreement, you are hereby notified that the parties have resolved their disputes concerning the Escrow Fund. The settlement includes the release of Escrow Fund to the Seller. Accordingly, you are hereby instructed and directed to release and distribute the Escrow Fund to Seller by wire transfer to the following account:

Bank: US Bank, Main Branch, Portland OR 97208
Account number: 1536-0000-1058 In favor of Tektronix
Routing Number: ABA# 123-000-220

BUYER:

By: /s/ James R. Green
James Green, CEO & President

SELLER:

By: /s/ James F. Dalton
James F. Dalton, Vice President & General Counsel

MUTUAL RELEASE AND WAIVER

This MUTUAL RELEASE AND WAIVER (this "Agreement") is made and entered into as of December 30, 2003 by and between Digital Lightwave, Inc. ("
Lightwave") and Tektronix, Inc. ("Tektronix"), on the following terms and conditions:

RECITALS

WHEREAS, Lightwave and Tektronix have entered into the settlement offer attached hereto as Exhibit A (the "Settlement Offer"). Terms not otherwise defined herein shall have the meaning ascribed to them in the Settlement Offer.

WHEREAS, pursuant to the Settlement Offer the parties hereto agreed to enter into a mutual release and waiver of claims on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, for good and valuable consideration between the parties, including the premises and undertakings recited herein and in the Settlement Offer, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

  MUTUAL RELEASE AND WAIVER: Each party hereto, for itself and each and all of its respective subsidiaries, affiliates, successors, and assigns, hereby unconditionally and absolutely releases and discharges the other, and each and all of their respective affiliates, successors, assigns, present and former representatives, agents, employees, attorneys, shareholders, officers, and directors of and from any and all claims, demands, debts, payments, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions, and causes of action, of every kind and nature whatsoever arising directly or indirectly out of all of the transactions that gave rise to the Settlement Offer, including without limitation any claims arising out of the APA, the Facility Lease or the Manufacturing Services Agreement (collectively, "Claims") existing as of the date hereof (hereinafter collectively referred to as the "Released Matters"). The release set forth in this Section 1 shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Each party expressly represents to the other that this Agreement and the releases contained in this Section 1 have been freely and voluntarily entered into by it after careful review and consultation with its counsel.
  Entire Agreement: This Agreement and the Settlement Offer contain the entire Agreement of the parties with respect to these matters (and solely with respect to these matters) and may not be modified in any way except by writing executed by the authorized representatives of each of the parties hereto.
  Authorization: The individual signatories to this Agreement represent that they have been duly authorized to execute this Agreement on behalf of the parties they purport to represent herein.
  Execution in Counterparts: This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered (including by facsimile transmission), shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same agreement.
  Binding Agreement: This Agreement will bind and inure to the benefit of each of the party’s respective predecessors, successors, trustees, receivers, guardians, executors, administrators, heirs, distributees, partners, directors, officers, employees, shareholders, agents, beneficiaries and assignees whether so expressed or not. The provisions of Sections 1 of this Agreement shall, subject to the terms and provisions of this Agreement, also inure to the benefit of the persons and parties released therein who are not signatories to this Agreement.
  Governing Law: Except to the extent that federal law should provide otherwise, the terms, conditions and provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving consideration to such state’s conflict of law provisions.

IN WITNESS WHEREOF, each of the parties hereto have caused this instrument to be signed by themselves or their duly authorized agents as of the date set forth in the first paragraph of this Agreement.

DIGITAL LIGHTWAVE, INC.	TEKTRONIX, INC.

By: /s/ James R. Green	By: /s/ James F. Dalton

Its: Chief Executive Officer	Its: Vice President

EXHIBIT A

Settlement Offer

Tektronix, Inc.	James F. Dalton
Corporate Headquarters	Vice President
14200 SW Karl Braun Drive	Corporate Development
P.O. Box 500 M/S 55-720
Beaverton, Oregon 97077-0001
503-627-6700
503-627-7474 fax

Tektronix

November 26, 2003
Via Facsimile and U.S. Mail
727-467-0702

Mr. James Green, CEO
Digital Lightwave
15550 Lightwave Drive
Clearwater, FL 33760-3533

Dear Jim:

This letter sets forth a settlement offer from Tektronix, Inc. ("Tektronix") to Digital Lightwave, Inc. ("DLI") with respect to the matters set forth herein.

The parties entered into an Asset Purchase Agreement dated October 30, 2002 (the "APA") under which DLI purchased specified assets and assumed liabilities, including obligations under a lease agreement for a facility in Chelmsford, Massachusetts (the "Facility"). In connection with the APA, the parties entered into an Escrow Agreement pursuant to which one million dollars of the purchase price was deposited in escrow for a period of one year. The parties also entered into a Manufacturing and Services Agreement dated November 5, 2002.

Briefly, the amounts now in dispute between the parties are as follows:

  DLI has failed to pay rent on the Facility since February 1, 2003. DLI is also obligated for future rent on the Facility until expiration of the lease in 2007. The amount due Tektronix under the Facility lease is $4,438,939, offset by the amount of $1,710,799 which Tektronix expects to collect under a sublease of the Facility. Therefore, the balance due Tektronix is $2,728,140.
  DLI has failed to pay amounts due Tektronix under the Manufacturing and Services Agreement. The amount due is $334,467, less an offset of $72,727. Balance due is $261,740.
  DLI has left certain furniture and fixtures in the Facility and DLI has transferred ownership of these items to Tektronix in connection with DLI’s default under the Facility lease.
  DLI has filed a notice with the escrow agent claiming that DLI is entitled to the $1 million held in escrow. Tektronix contests and objects to the DLI claims.
  DLI has purchased certain equipment from Tektronix pursuant to the APA that Tektronix has not yet delivered to DLI.

The parties now desire to entire in a full and final settlement of these claims and any other claims which they may now be entitled to assert against each other.

The terms of the settlement proposal are:

  On or before December 30, 2003, DLI will notify the escrow agent that DLI revokes its claim notice and authorizes the escrow agent to release the full amount of the escrow to Tektronix.
  On or before December 30, 2003, DLI will pay Tektronix $100,000 in cash by wire transfer.
  On or before December 30, 2003, DLI will deliver a bill of sale transferring the furniture and fixtures that it left when it vacated the Facility to Tektronix free and clear of all liens and encumbrances.
  Simultaneously with the above actions, the parties will execute and deliver to each other a full release of claims in a form to be agreed that will cover all claims of the parties under the APA, the Facility lease, and the Manufacturing Services Agreement and any other claims that may currently exist between the parties.
  The Manufacturing and Services Agreement will be terminated as the same date as the above actions.
  As soon as possible after the execution of this settlement offer, Tektronix will deliver to DLI at its headquarters in Clearwater, Florida, all and any of the Purchased Assets (as defined in the APA) that it may have in its possession free and clear of all liens and encumbrances.

If DLI agrees to this settlement offer, please sign and return a copy of this letter to me as soon as possible.

Sincerely,

/s/ James F. Dalton
James F. Dalton
gb
cc: Rick King

Accepted and Agreed:

Digital Lightwave, Inc.

By: /s/ James R. Green
      Jim Green

Title: Chief Executive Officer

Date: 12/31/03

BILL OF SALE

FOR VALUABLE CONSIDERATION, the receipt and the sufficiency of which are hereby acknowledged, Digital Lightwave, Inc., a Delaware corporation ("Digital"), hereby sells, transfers, assigns, conveys, grants and delivers to Tektronix, Inc., an Oregon corporation ("Buyer"), effective as of December 30, 2003, all of Seller’s rights, title and interest in and to the following:

All Furniture and Fixtures, Leasehold Improvements, Data and Phone Wiring/Equipment remaining at 20 Research Place, Chelmsford, Massachusetts after October 8, 2003.

All references to "Seller" and "Buyer" herein shall be deemed to include their respective heirs, representatives, nominees, successors and/or assigns, where the context permits.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed the within instrument as of December 31, 2003.

Buyer:

Tektronix, Inc., an Oregon corporation
By: /s/ James F. Dalton
Name: James F. Dalton
Title: Vice President

Seller:

Digital Lightwave, Inc., a Delaware corporation
By: /s/ James R. Green
Name: James R. Green
Title: Chief Executive Officer